EXHIBIT 99.1
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                               EPICEPT CORPORATION
                           ANNUAL SHAREHOLDER MEETING
                              INTRODUCTORY REMARKS
                                ROBERT G. SAVAGE
                              CHAIRMAN OF THE BOARD


Good morning and welcome to EpiCept Corporation's 2007 Annual Shareholder
Meeting.

2006 was a transformative year in the corporate history of EpiCept. Over the course of the year, the company evolved from its historical focus on topical pain therapies to a company possessing a balanced portfolio of pain management programs and a pipeline of a registration-stage cancer product and promising early stage cancer compounds.

I would like to commend the leadership team for their ability to meet a number of aggressive goals and milestones which enabled this transformation to occur.

With respect to EpiCept's cancer programs, the team's achievements included the submission of a Marketing Authorization Application for Ceplene to the EMEA and its subsequent validation, the commencement of a Phase I clinical study for the cancer compound EPC2407, and the reporting of positive Phase I clinical results for Azixa, a cancer compound licensed to Myriad Genetics.



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The leadership team also continued to make important strides in the advancement of the promising pain products in EpiCept's clinical pipeline. Most recently, this included the initiation of two Phase IIb trials for EpiCept NP-1 for the treatment of neuropathic pain.

I would also like to commend the leadership team for its ability to establish and extend its partnerships with leaders in the industry. This includes a new agreement reached late last year with DURECT Corporation for a patent held by EpiCept in back pain as well as the Company's existing and potentially highly lucrative partnerships with Myriad and Endo Pharmaceuticals.

EpiCept's pursuit of the advancement of new treatment paradigms for pain and cancer, which are supported by sound scientific findings, demonstrated safety and efficacy and unique and proven technologies is moving forward with impressive momentum. This approach, when combined with EpiCept's validating industry partnerships, its strong intellectual property position and the expertise of its senior management team, creates an exciting environment for both near-term and long-term value-building opportunities.

Before concluding, I would like to briefly acknowledge those individuals who have joined EpiCept's management team since 2006, including Dr. Stephane Allard, chief medical officer and vice president of medical affairs and Micahel Chen, vice president for global business development.



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Once again, I would like to thank you for your attendance and participation here today. I will now take questions from the audience.